Exhibit 10.1
GRACO INC.
INCENTIVE BONUS PLAN

1.Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
1.1Affiliate - any entity that (i) directly or indirectly through one or more intermediaries, is controlled by the Company or in which the Company has a significant equity interest, in each case as determined by the Compensation Committee, and (ii) has adopted the Plan.
1.2Base Salary - the annual fixed salary paid to a Participant.
1.3Bonus Award - the incentive structure established for each Participant by the Compensation Committee for each Performance Period pursuant to Section 3.1 hereof.
1.4Bonus Payment - an amount payable to a Participant pursuant to Section 3.2 hereof.
1.5Compensation Committee - the Management Organization and Compensation Committee of the Board of Directors of Graco Inc.
1.6Company - Graco Inc., a Minnesota corporation.
1.7Eligible Employee - any employee of the Company or of an Affiliate.
1.8Participant - an Eligible Employee designated by the Compensation Committee as subject to the Plan.
1.9Performance Period - the Company’s fiscal year or such other period as determined by the Committee from time to time.
1.10Performance Target(s) - the financial and other target(s) established by the Compensation Committee for a Performance Period and reflected in a document adopted by the Compensation Committee in accordance with the terms of the Plan.
1.11Plan - this Incentive Bonus Plan.
2.Administration.
2.1Authority of Compensation Committee. The Compensation Committee shall have the authority, subject to the terms of the Plan, to (i) make Bonus Awards, (ii) determine when and to whom Bonus Awards will be granted, (iii) determine the form, amount and other terms and conditions of each Bonus Award, (iv) set the Performance Period and establish the Performance Target(s) and relationship between the Performance Target(s) and Bonus Payments, and (v) otherwise administer the Plan. The Compensation Committee’s interpretation of the Plan and of any Bonus Payments made or to be made under the Plan shall be final and binding on all persons with an interest therein. The Compensation Committee shall have the power to establish regulations to administer the Plan and to change such regulations.
2.2Delegation. The Compensation Committee may delegate to the Chief Executive Officer the authority, with respect to Participants who are not executive officers of the Company, to (i) determine which of such Eligible Employees will be granted Bonus Awards under the Plan, (ii) determine the amount and terms of Bonus Awards under the Plan for such Participants and (iii) take all other actions of the Compensation Committee, including administration and interpretation of such Bonus Awards. Bonus Awards granted pursuant to such delegated authority shall be made consistent with the criteria established by the Compensation

Committee and shall be subject to any other restrictions placed on the delegation by the Compensation Committee.
3.Bonus Award for a Performance Period.
3.1Bonus Award.
(a)Grant of Bonus Award. For each Bonus Award, the Compensation Committee shall designate the Participants in the Plan; determine the applicable Performance Period; determine the amount of the Bonus Award (which may be based on a percentage of the Participant’s Base Salary); select applicable Performance Target(s); identify the weights thereof; and determine the relationship between the degree to which Performance Targets have been achieved and Bonus Payments. Such determinations shall be memorialized in written documents adopted by the Compensation Committee.
(b)Performance Targets.
(1)Performance Targets shall be based on one or more financial, operational or strategic measures approved by the Compensation Committee including, but not limited to: stock price, net sales, net earnings, pre-tax earnings, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, operating cash flow, free cash flow, cash flow from operations, return on equity, return on assets, return on invested capital, expenses, earnings per share, and total shareholder return (the “Performance Measures”). All Performance Measures applicable to Bonus Awards shall be applied in a manner consistent with usual Company practice and such rules and conditions as the Compensation Committee may establish. Financial Performance Measures shall be computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, except the Compensation Committee may provide that one or more objectively determinable adjustments shall be made to the financial Performance Measures on which the Performance Targets are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles.
(2)Any Performance Target based on one or more of the Performance Measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more of the other Performance Measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of two or more of corporate (consolidated), group, unit, division, Affiliate or individual performance.
3.2Bonus Payment. Following the close of each Performance Period and prior to the making of any payment in settlement of a Bonus Award (a “Bonus Payment”), the Compensation Committee shall determine whether and to what extent Performance Target(s) and all other factors upon which the Bonus Payment is based have been attained. In determining whether and to what extent a Performance Target has been attained, the Compensation Committee may make adjustments based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events. Subject to any deferred compensation election pursuant to any such plans of the Company, payment of the Bonus Payment shall in all events be made within two and a half months following the calendar year in which the Performance Period ends.
3.3    Limitations.

(a)If Performance Targets are not Achieved. If Performance Targets are not achieved during the Performance Period, no Bonus Payments shall be made under the Plan.
(b)Pro-ration or Elimination of Bonus Payment. Participation in the Plan ceases with resignation, termination, retirement, death or long-term disability. A Participant who resigns or is terminated effective during the Performance Period is ineligible for a Bonus Payment unless the Compensation Committee directs otherwise. A Participant who is employed by the Company or any Affiliate through the last day of the Performance Period shall be eligible for a Bonus Payment. A Participant who retires, dies or becomes eligible for long-term disability benefits under the Company’s long-term disability benefit plan during the Performance Period may be paid a bonus in accordance with the direction of the Compensation Committee. Any Bonus Payments made pursuant to this Section 3.3(b) shall be based on actual achievement of the Performance Target(s) and prorated based on the actual number of days in the Performance Period the Participant was employed by the Company or an Affiliate. For purposes of the Plan, a Participant who has attained age 65, or age 55 and 10 years of service with the Company or an Affiliate shall, upon termination for any reason other than “cause” (as defined below) be deemed to have retired. As used in this Plan, the term “cause” shall mean: (a) Participant’s conviction or guilty or no contest plea to any felony or other criminal act involving moral turpitude; (b) gross misconduct or any act of fraud, disloyalty or dishonesty by Participant related to or connected with Participant’s employment or otherwise likely to cause material harm to the Company or its reputation; (c) a willful and material violation by Participant of the Company’s written policies or codes of conduct; (d) wrongful appropriation by Participant of Company funds or property or other material breach of Participant’s fiduciary duties to the Company; or (e) the willful and material breach by Participant of any employment agreement between Participant and the Company. Notwithstanding anything to the contrary in this Plan, a Participant who is terminated for “cause” will not be eligible to receive any Bonus Payment, regardless of whether such termination occurs during or after the Performance Period.
(c)Adjustments. The Compensation Committee is authorized at any time prior to the payment of a Bonus Award, in its discretion and based on such considerations as it deems appropriate, to adjust the amount otherwise payable to the Participant in connection with such Bonus Award.
4.Nontransferability. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under the Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.
5.Tax Withholding. In order to comply with all applicable federal, provincial, state or local income tax laws or regulations, the Company or an Affiliate may take such action as it deems appropriate to ensure that all applicable federal, provincial, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.
6.Amendment. The Compensation Committee may amend the Plan prospectively at any time and for any reason deemed sufficient by it without prior notice to any person affected by the Plan, except that no such amendment may materially impair the rights of any Participant with respect to an outstanding Bonus Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules.
7.Miscellaneous.
7.1.Effective Date. January 1, 2020
7.2.Term of the Plan. The Plan shall continue in existence until affirmatively discontinued or terminated by the Compensation Committee, which it may do at any time. No Bonus Award shall be granted after the termination of the Plan; provided, however, that a Bonus Payment with respect to a Performance Period which begins before such termination may be made thereafter.

7.3.Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
7.4.Applicability to Successors. The Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.
7.5.Employment Rights and Other Benefit Programs.
(a)The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company or any Affiliate. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any Affiliate, to terminate, with or without cause, the Participant’s employment at any time. The Plan shall not replace any contract of employment, whether oral or written, between the Company or any Affiliate and any Participant, but shall be considered a supplement thereto.
(b)Bonus Payments received by a Participant pursuant to the Plan shall not be deemed a part of the Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Affiliate unless expressly so provided by such plan, contract or arrangement, or unless the Compensation Committee expressly determines that a Bonus Payment or portion of a Bonus Payment should be included to accurately reflect competitive practices or to recognize that a Bonus Payment has been made in lieu of a portion of competitive cash compensation.
7.6.No Trust or Fund Created. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.
7.7.Governing Law. To the extent that federal law does not otherwise control, the validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.
7.8.Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
7.9.Compensation Recovery Policy. Bonus Awards and any compensation associated therewith, including any Bonus Payment, may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board of Directors or Compensation Committee at any time, including in response to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any implementing rules and regulations thereunder, or as otherwise required by law. The terms of any Bonus Award may be unilaterally amended by the Compensation Committee to comply with any such compensation recovery policy.